Exhibit 10.39
AMENDMENT TO
ALL OUTSTANDING PERFORMANCE UNIT AWARD AGREEMENTS AND ALL OUTSTANDING RESTRICTED SHARE AWARD AGREEMENTS

Jackson Financial Inc. (“Company”) and the Participant have entered into one or more Performance Unit Award Agreements and/or Restricted Share Unit Award Agreements under the Jackson Financial Inc. 2021 Omnibus Incentive Plan (“OIP”) that are effective between January 1, 2022 and December 31, 2024 (collectively, the “Agreements”). Company and Participant want to amend each of the Agreements to remove any and all references to the delivery of outstanding, unvested awards issuable under the Agreements to the Participant’s estate upon death and to instead allow such awards to be delivered upon death in accordance with the normal process and procedures established by the Company for the OIP.
Upon acceptance of this Amendment by the Participant, all Agreements are amended as set forth below. Defined terms have the meaning set forth in the Agreements and the OIP, as applicable.

1.Any and all language in each of the Agreements that provides for the delivery of Shares or cash payment to the Participant’s estate in the event of the death of the Participant, is deleted in its entirety.
2.All remaining provisions of each of the Agreements shall remain in full force and effect.

This Amendment shall become effective as of the date and time that the Participant indicates his or her consent and acknowledgement of the terms of this Amendment pursuant to the instructions provided to the Participant by or on behalf of the Company. Participant agrees that the use of electronic media (including, without limitation, a click‐through button or checkbox on a website of the Company) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of this Amendment (and the changes made to each of the Agreements by this Amendment) is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Amendment in paper form.